MMI PRODUCTS, INC. REPORTS FIRST QUARTER 2003 RESULTS AND EXPANSION OF REVOLVING CREDIT FACILITY

HOUSTON, TX, May 8, 2003 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in the commercial, infrastructure, and residential construction industries, today reported EBITDA(1) results for the first quarter ended March 29, 2003 of $2.8 million. The reported EBITDA is net of approximately $1.4 million of costs and related expenses associated with the closure of three plants and other downsizing initiatives that were undertaken last fall as part of the company's efforts to restructure its operations. In contrast, EBITDA for the first quarter of 2002 was $9.5 million.

Net sales of $97.5 million in the first quarter declined 16% as compared to the same period in 2002. Of the $18.4 million decline in net sales, $7.6 million related to the impact of closing two welded wire mesh plants late in 2002. As most of the closed plants' production related to either discontinued or de-emphasized product lines, very little of the production of the closed plants was transferred to other facilities. Most of the sales decline in ongoing operations occurred in Northern regions of the United States where severe winter weather adversely impacted market activity. Approximately 80% of a $10.4 million decrease in Fence segment net sales were in those regions where weather undoubtedly contributed to the decline.

The $6.0 million decrease in operating earnings from $6.5 million in the first quarter of 2002 to $0.5 million in the first quarter of 2003 is comprised of a $4.8 million decline in gross profit and a $1.2 million increase in selling, general and administrative expenses ("SG&A"). Declines in sales volumes and the impact on MMI's remaining fixed cost structure were the primary factors in the gross profit decline. Higher steel rod costs, up approximately $1.4 million over first quarter last year, and some deterioration in selling prices also contributed to the decrease in gross profits. The year over year increase in SG&A expenses basically reflected the Company's program to upgrade its marketing and sales management, to expand market and product coverage, and to strengthen accounting and finance capabilities.

On May 8, 2003, MMI entered into the second amendment to its revolving credit facility. One of the two incumbent senior lenders increased its participation and a new lender agreed to a $30 million participation. The total line of credit increased from $75 million with two participating lenders to $115 million with three participating lenders. The term of the agreement remains December 12, 2006. The process of amending the credit facility included a waiver of the existing fixed charge coverage ratio covenant for the first quarter of 2003 and a modification of the required ratio for the second quarter.

MMI's president and CEO, John Piecuch, stated:

By all standards, the first quarter of 2003 was a very difficult and demanding quarter for the company. The combination of very poor weather, an uncertain economic climate and the associated concerns of a nation at war contributed to a severe contraction in our business activity. At the same time, even though we experienced double digit declines in certain of our product lines, industry statistics support our own analysis that we actually gained market share in both our concrete construction and fence product market segments.

Importantly, we remain on schedule in our efforts to rationalize and restructure our operations; with the major objective of lowering our fixed cost structure and improving operating efficiencies. As well, we have basically completed the integration of the new structural products plant we acquired on December 30, 2002. This has involved re-organizing and expanding the sales and marketing functions for this facility, and increasing capacity by transferring equipment from one of the plants shut down in late 2002. The two new welding machine lines we committed for in 2002 are on schedule to begin production in the third quarter of 2003. The initiatives to improve plant operations are resulting in enhanced on-time delivery capability, higher inventory turns and improved safety performance.

Overall, we still expect 2003 to be challenging. Fortunately, because of the actions we took in 2002 and the additional programs we are undertaking this year, we are now more capable as an organization to deal with the current environment and to improve results in the second half of 2003 and the quarters to follow.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

 MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	(In millions)
	March 29,	March 30,
	2003	2002
Net sales	$ 97.5	$ 115.9
Cost of sales	83.6	97.2
Gross profit	13.9	18.7
Selling, general and administrative expenses	13.4	12.2
Operating earnings	0.5	6.5
Other (income) expense	0.7	(0.1)
Income before interest and income taxes	(0.2)	6.6
Interest expense	6.9	6.3
Income (loss) before income taxes	(7.1)	0.3
Provision (benefit) for income taxes	(3.3)	0.1
Net income (loss)	(3.8)	0.2
EBITDA(1)	$ 2.8	$ 9.5

 SEGMENT REPORTING

	Three Months Ended
	(In millions)
	March 29,	March 30,
	2003	2002
Net sales:
Fence	$ 52.7	$ 63.1
Concrete Construction Products	44.8	52.8
Total	$ 97.5	$ 115.9

Gross Profit:
Fence	$ 6.8	$ 9.9
Concrete Construction Products	7.1	8.8
Total	$ 13.9	$ 18.7

EBITDA(1):
Fence	$ 0.3	$ 3.7
Concrete Construction Products	2.5	5.8
Total	$ 2.8	$ 9.5

EBITDA Reconciliation
Net Income (loss)	$ (3.8)	$ 0.2
Add (deduct)
Depreciation	2.9	2.8
Amortization	0.1	0.1
Interest expense	6.9	6.3
Income tax provision (benefit)	(3.3)	0.1
EBITDA	$ 2.8	$ 9.5

  EBITDA is defined as the sum of income before interest, income taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company's net income or loss, cash flows, or other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies.

Privately owned MMI manufactures chain link and ornamental iron fence and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.

This press release should be read in conjunction with MMI's annual financial statements for the fiscal year ended December 28, 2002 included in the Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.